Exhibit 99.1

Pyxus International, Inc.	Tel:	(919) 379-4300
6001 Hospitality Court	Fax:	(919) 379-4346
Suite 100	www.pyxus.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE	Contact:	Tomas Grigera
(919) 379-4300

Pyxus International, Inc. Reports Strong Third Quarter Fiscal 2026 Results

— Reaffirms full-year, fiscal 2026 guidance; on track to deliver one of its strongest years in Company history —
— Achieves $16.9 million in net income, adjusted EBITDA equal to last year’s record third quarter performance —

Morrisville, N.C. – February 11, 2026 – Pyxus International, Inc. (OTCID: PYYX) ("Pyxus," the "Company," "we," or "our"), a global value-added agricultural company, today announced results for its third quarter ended December 31, 2025.
"We are pleased to deliver strong third-quarter results, with $16.9 million in net income and adjusted EBITDA equal to last year’s record third quarter performance. The increased volumes we secured earlier in the fiscal year are shipping according to plan, supporting our quarterly performance and reinforcing our consistent operational execution.
"Our ability to capture growth opportunities and efficiencies in a large crop environment, including the increase of our third-party processing, demonstrates the advantages of our global platform. We also made substantial progress in advancing strategic initiatives, such as the implementation of state-of-the-art factory automation, which will drive longer-term efficiencies and reduce the overall cost structure of the business. This proactive approach positions us for sustained, profitable growth and enhanced value for our stakeholders.
"As we approach the fourth quarter—our peak shipping period—we remain focused on efficiently converting inventory into revenue and maximizing cash generation, positioning the business to close fiscal 2026 as one of the strongest years on record."
Third Quarter and Year-to-Date Fiscal 2026 Results
Third quarter sales and other operating revenues decreased to $655.8 million compared to $778.3 million for the prior year’s third quarter. This was a result of a decrease in leaf product revenues due to the timing of customer shipments in Africa and Europe, as well as a lower average price per kilo primarily in South America, with pricing reflective of the lower costs to purchase the current crop.
Sales and other operating revenues for the first three quarters of fiscal 2026 decreased $244.7 million, or 12.4%, when compared to $1,979.5 million for the same period last year. The decrease was due to a decline in kilo volumes sold as a result of the timing of certain leaf product revenues, including the continued impact of lower carry-over sales from accelerated shipments in Africa and North America during the fourth quarter of fiscal year 2025.
Gross profit as a percent of sales was 15.2% in the third quarter of fiscal 2026 compared to 15.0% for the same period in the prior year. This slight increase in gross margin was driven by larger crops in South America and increased third-party processing volumes.
Gross profit as a percent of sales was 14.6% for the first three quarters of fiscal 2026 compared to 13.9% for the same period in the prior year. This gross margin expansion was primarily a result of increased third-party processing volumes.
The Company’s operating income for the third quarter was $51.3 million as compared to $66.1 million in the third quarter of fiscal 2025 mainly due to the decline in gross profit as a result of lower leaf product revenues, partially offset by an increase in our third-party processing and other revenues. Net income attributable to Pyxus International, Inc. in the third quarter was $16.9 million as compared to $18.9 million in the third quarter of the prior fiscal year, which was due to lower operating income, partially offset by lower income tax expense and higher income from our unconsolidated affiliates, particularly in South America. Adjusted EBITDA in the third quarter was $80.0 million compared to $80.5 million in the same quarter of the prior fiscal year.
Select Balance Sheet and Liquidity Information
As of December 31, 2025, our balance sheet continues to reflect the impact of larger crops that have persisted throughout the fiscal year as compared to the short-crop conditions experienced in the prior fiscal year, particularly with respect to larger crop purchases in Africa and South America. The Company's net debt, which increased by $199.4 million versus December 31, 2024, is consistent with the year-over-year inventory increase of $206.7 million.
Tobacco inventory at the end of the third quarter was $959.8 million, compared to $755.2 million at the same time last year, which reflects our procurement of the larger current crops. Uncommitted inventory as a percentage of total processed tobacco remains unchanged from the prior year. At December 31, 2025, uncommitted inventory was $28.0 million, or 3.6%, of the $768.6 million in total processed inventory, compared to $21.9 million, or 3.6%, of total processed inventory of $603.3 million at December 31, 2024.
While uncommitted levels of processed tobacco remained low as of December 31, 2025, larger current season crop volumes, particularly from Africa and South America, led to a shift in the global tobacco market toward a more balanced supply environment during the current fiscal year, compared to undersupply conditions in prior years. Early indications from the upcoming crop season suggest continued strong production, which is expected to result in oversupply levels at the beginning of fiscal 2027.
The Company's average operating cycle time was 184 days in the third quarter compared to 161 days in the same period last fiscal year. The 23-day increase was due to the impact of earlier purchasing of larger crops in certain geographies. Our liquidity remains strong with no outstanding borrowings on our $150.0 million ABL at the end of the quarter.
Reaffirms Guidance for Fiscal Year
The Company remains on track to deliver one of its strongest years on record and reaffirms its full-year fiscal 2026 guidance, with expected net sales of $2.4 billion to $2.6 billion, and adjusted EBITDA guidance range of $215 million to $235 million.
Financial Results Investor Call
The Company will hold an earnings conference call and webcast on February 11, 2026, at 9 a.m. EST. Investors and analysts interested in participating in the call are invited to dial +1 (646) 307-1072 or (800) 281-8044 and use conference ID 6649972. The webcast can be accessed at http://investors.pyxus.com.
This release, as well as the Company’s third quarter results presentation, will be available on the Company's investor relations webpage prior to the call. For those unable to join the live audio webcast, an archived recording will be available on the Company's investor relations webpage shortly after the call.
Any replay, rebroadcast, transcript, or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Pyxus International and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.
Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this report regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are based on current expectations of future events, may be identified by the use of words such as "guidance", "strategy," "expects," "continues," "plans," "anticipates," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. These statements also may be identified by the fact that they do not relate strictly to historical or current facts. If underlying assumptions prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. These risks and uncertainties include those discussed in our Annual Report on Form 10-K for the year ended March 31, 2025, our most recent Quarterly Report on Form 10-Q, and in our other filings with the Securities and Exchange Commission. These risks and uncertainties include: our reliance on a small number of significant customers; continued vertical integration by our customers; global shifts in sourcing customer requirements, the imposition of tariffs and other changes in international trade policies; shifts in the global supply and demand position for tobacco products; variation in our financial results due to growing conditions, customer indications and other factors; loss of confidence in us by our customers, farmers and other suppliers; migration of suppliers who have historically grown tobacco and from whom we have purchased tobacco toward growing other crops; risks related to our advancement of inputs to tobacco suppliers to be settled upon the suppliers delivering us unprocessed tobacco at the end of the growing season; risks that the tobacco we purchase directly from suppliers will not meet our customers’ quality and quantity requirements; weather and other environmental conditions that can affect the quantity and marketability of our inventory; international business risks, including unsettled political conditions, uncertainty in the enforcement of legal obligations, including the collection of accounts receivable, fraud risks, expropriation, import and export restrictions, exchange controls, inflationary economies, currency risks and risks related to the restrictions on repatriation of earnings or proceeds from liquidated assets of foreign subsidiaries; many of our operations are located in jurisdictions that pose a high risk of potential violations of the Foreign Corrupt Practices Act; risks and uncertainties related to geopolitical conflicts, including the conflicts in the Middle East and disruptions affecting shipping in that area; impacts of international sanctions on our ability to sell or source tobacco in certain regions; exposure to foreign tax regimes in which the rules are not clear, are not consistently applied and are subject to sudden change; fluctuations in foreign currency exchange and interest rates; competition with the other primary global independent leaf tobacco merchant and independent leaf merchants; disruption, failure or security breaches of our information technology systems and other cybersecurity risks; continued high inflation; regulations regarding environmental matters; risks related to our capital structure, including risks related to our significant debt and our ability to continue to finance our non-U.S. local operations with uncommitted short-term operating credit lines at the local level; our ability to continue to access capital markets to obtain long-term and short-term financing; potential failure of foreign banks in which our subsidiaries maintain deposits or the failure by such banks to transfer funds or honor withdrawals; the risk that, because our ability to generate cash depends on many factors beyond our control, we may be unable to generate the significant amount of cash required to service our indebtedness; our ability to refinance our current credit facilities at the same availability or at similar or reduced interest rates; failure to achieve our stated goals, which may adversely affect our liquidity; developments with respect to our liquidity needs and sources of liquidity; the volatility and disruption of global credit markets; failure by counterparties to derivative transactions to perform their obligations; increasing scrutiny and changing expectations from governments, as well as other stakeholders such as investors and customers, with respect to our environmental, social and governance policies, including sustainability policies; inherent risk of exposure to product liability claims, regulatory action and litigation if our products are alleged to have caused significant loss, injury, or death; certain shareholders have the ability to exercise controlling influence on various corporate matters; reductions in demand for consumer tobacco products; risks and uncertainties related to pandemics or other widespread health crises and any related shipping constraints, labor shortages and supply-chain impacts; legislative and regulatory initiatives that may reduce consumption of consumer tobacco products and demand for our services and increase regulatory burdens on us or our customers; government actions that significantly affect the sourcing of tobacco, including governmental actions to identify and assess crop diversification initiatives and alternatives to leaf tobacco growing in countries whose economies depend upon tobacco production; governmental investigations into the Company's business activities, including but not limited to, leaf tobacco industry buying and other payment practices; and impact of proposed regulations to prohibit the sale of cigarettes and certain other tobacco products in the United States other than low-nicotine versions of those products. The Company does not undertake to update any forward-looking statements that we may make from time to time except to the extent required by law.
Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). They include EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, and Net Debt. Tables showing the reconciliation of historical non-GAAP financial measures are attached to the release. The range of Adjusted EBITDA anticipated for the fiscal year ending March 31, 2026 is calculated in a manner consistent with the presentation of Adjusted EBITDA in the attached tables. Because of the forward-looking nature of the estimated range of Adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.
About Pyxus International, Inc.
Pyxus International, Inc. is a global agricultural company with more than 150 years of experience delivering value-added products and services to businesses and customers. Driven by a united purpose—to transform people’s lives, so that together we can grow a better world—Pyxus International, its subsidiaries and affiliates, are trusted providers of responsibly sourced, independently verified, sustainable and traceable products and ingredients.

Condensed Consolidated Statements of Operations Information

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(in thousands, except per share data)	2025	2024	2025	2024
Sales and other operating revenues	$655,798	$778,307	$1,734,823	$1,979,545
Cost of goods and services sold	555,906	661,860	1,481,516	1,703,777
Gross profit	99,892	116,447	253,307	275,768
Gross profit as a percent of sales	15.2%	15.0%	14.6%	13.9%
Selling, general, and administrative expenses	$38,284	$46,513	$118,795	$126,050
Other expense, net	8,818	3,764	13,873	9,686
Restructuring and asset impairment charges	1,504	89	1,625	416
Operating income	51,286	66,081	119,014	139,616
Gain on debt retirement	—	—	—	8,178
Gain on pension settlement	373	—	373	—
Interest expense, net	36,566	32,913	104,255	101,935
Income before income taxes and other items	15,093	33,168	15,132	45,859
Income tax expense	10,297	18,088	25,829	32,248
Income from unconsolidated affiliates, net	12,366	4,330	11,694	7,478
Net income	17,162	19,410	997	21,089
Net income attributable to noncontrolling interests	259	512	798	776
Net income attributable to Pyxus International, Inc.	$16,903	$18,898	$199	$20,313

Earnings per share:
Basic	$0.65	$0.74	$0.01	$0.79
Diluted	$0.65	$0.74	$0.01	$0.79

Weighted average number of shares outstanding:
Basic	25,841	25,540	25,773	25,643
Diluted	25,917	25,540	25,956	25,643

Condensed Consolidated Balance Sheets

(in thousands)	December 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$129,840	$103,342
Restricted cash	4,703	6,363
Trade receivables, net	246,812	326,641
Other receivables	21,700	17,518
Inventories, net	989,141	782,480
Advances to tobacco suppliers, net	102,136	91,838
Recoverable income taxes	12,970	2,659
Prepaid expenses	38,400	34,549
Other current assets	22,112	19,841
Total current assets	1,567,814	1,385,231
Investments in unconsolidated affiliates	101,600	97,258
Intangible assets, net	25,175	29,627
Deferred income taxes, net	12,771	7,056
Long-term recoverable income taxes	6,555	3,534
Other noncurrent assets	35,054	31,065
Right-of-use assets	29,230	30,069
Property, plant, and equipment, net	140,892	136,344
Total assets	$1,919,091	$1,720,184

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable	$833,733	$608,648
Accounts payable	136,686	169,807
Advances from customers	63,916	88,444
Accrued expenses and other current liabilities	125,791	104,179
Income taxes payable	15,626	20,525
Operating leases payable	9,154	8,179
Current portion of long-term debt	—	49
Total current liabilities	1,184,906	999,831
Long-term taxes payable	3,263	3,735
Long-term debt	455,529	454,643
Deferred income taxes	10,831	8,265
Liability for unrecognized tax benefits	21,070	12,996
Long-term leases	18,610	19,399
Pension, postretirement, and other long-term liabilities	57,293	54,308
Total liabilities	$1,751,502	$1,553,177
Commitments and contingencies
Stockholders’ equity
Common Stock—no par value:
Authorized shares (250,000 for all periods)
Issued and outstanding shares (24,608 for all periods)	$393,664	$392,688
Retained deficit	(239,926)	(234,978)
Accumulated other comprehensive income	7,507	4,207
Total stockholders’ equity of Pyxus International, Inc.	161,245	161,917
Noncontrolling interests	6,344	5,090
Total stockholders’ equity	167,589	167,007
Total liabilities and stockholders’ equity	$1,919,091	$1,720,184

Segment Results

Three Months Ended December 31, 2025 and 2024
	Three Months Ended December 31,
			Change
(in millions, except per kilo amounts)	2025	2024	$	%
Leaf:
Product revenues	$614.7	$742.9	(128.2)	(17.3)
Tobacco costs	493.4	603.1	(109.7)	(18.2)
Transportation, storage, and other period costs	28.9	27.7	1.2	4.3
Total product cost of goods sold	522.3	630.8	(108.5)	(17.2)
Product gross profit	92.4	112.1	(19.7)	(17.6)
Product gross profit as a percent of sales	15.0%	15.1%

Kilos sold	115.1	123.5	(8.4)	(6.8)
Average price per kilo	$5.34	$6.02	(0.68)	(11.3)
Average cost per kilo	4.54	5.11	(0.57)	(11.2)
Average gross profit per kilo	0.80	0.91	(0.11)	(12.1)

Processing and other revenues	$37.8	$32.4	5.4	16.7
Processing and other costs of services sold	30.8	28.5	2.3	8.1
Processing and other gross profit	7.0	3.9	3.1	79.5
Processing and other gross profit as a percent of sales	18.5%	12.0%

All Other:
Sales and other operating revenues	$3.3	$3.0	0.3	10.0
Cost of goods and services sold	2.7	2.5	0.2	8.0
Gross profit	0.6	0.5	0.1	20.0
Gross profit as a percent of sales	18.2%	16.7%
	556	656	100

Segment Results

Nine Months Ended December 31, 2025 and 2024
	Nine Months Ended December 31,
			Change
(in millions, except per kilo amounts)	2025	2024	$	%
Leaf:
Product revenue	$1,584.1	$1,847.9	(263.8)	(14.3)
Tobacco costs	1,287.4	1,516.0	(228.6)	(15.1)
Transportation, storage, and other period costs	73.1	70.5	2.6	3.7
Total cost of goods sold	1,360.5	1,586.5	(226.0)	(14.2)
Product revenue gross profit	223.6	261.4	(37.8)	(14.5)
Product revenue gross profit as a percent of sales	14.1%	14.1%

Kilos sold	273.4	305.2	(31.8)	(10.4)
Average price per kilo	$5.79	$6.05	(0.26)	(4.3)
Average cost per kilo	4.98	5.20	(0.22)	(4.2)
Average gross profit per kilo	0.81	0.85	(0.04)	(4.7)

Processing and other revenues	$143.4	$122.5	20.9	17.1
Processing and other revenues costs of services sold	114.6	106.0	8.6	8.1
Processing and other gross profit	28.8	16.5	12.3	74.5
Processing and other gross profit as a percent of sales	20.1%	13.5%

All Other:
Sales and other operating revenues	$7.3	$9.1	(1.8)	(19.8)
Cost of goods and services sold	6.4	11.2	(4.8)	(42.9)
Gross profit (loss)	0.9	(2.1)	3.0	142.9
Gross profit (loss) as a percent of sales	12.3%	(23.1)%
	1,481,516	1,734,823	253,307

Reconciliation of Certain Non-GAAP Financial Measures (1) (Unaudited)

	Three Months Ended			Nine Months Ended			Fiscal Year Ended		Last Twelve Months (6)
(in thousands)	December 31, 2025	December 31, 2024	December 31, 2023	December 31, 2025	December 31, 2024	December 31, 2023	March 31, 2025	March 31, 2024	December 31, 2025	December 31, 2024
Net income (loss) attributable to Pyxus International, Inc.	$16,903	$18,898	$3,835	$199	$20,313	$12,734	$15,166	$2,663	(4,948)	$10,242
Plus: Interest expense	37,364	34,027	34,379	106,989	105,682	100,779	133,108	132,174	134,415	137,077
Plus: Income tax expense	10,297	18,088	6,156	25,829	32,248	16,360	25,053	27,281	18,634	43,169
Plus: Depreciation and amortization expense	5,280	4,846	4,909	15,647	15,038	14,228	20,334	19,250	20,943	20,060
EBITDA (1)	69,844	75,859	49,279	148,664	173,281	144,101	193,661	181,368	169,044	210,548
Plus: (Recoveries) reserves for doubtful customer receivables	(25)	561	540	(291)	683	791	103	640	(871)	532
Plus: Noncash equity-based compensation	272	267	—	765	3,899	—	4,110	—	976	3,899
Plus: Other expense, net	8,818	3,764	2,323	13,873	9,686	6,036	16,410	9,439	20,597	13,089
Plus: Restructuring and asset impairment charges (2)	1,504	89	85	1,625	416	1,379	2,259	4,799	3,468	3,836
Less: Gain on debt retirement	—	—	—	—	8,178	—	8,178	15,914	—	24,092
Plus: Debt restructuring	—	—	—	—	—	175	—	330	—	155
Plus: (Gain) loss on pension settlement (3)	(373)	—	12,008	(373)	—	12,008	—	12,008	(373)	—
Plus: Other adjustments (4)	(5)	2	276	(16)	17	787	45	1,247	12	477
Adjusted EBITDA (1)	$80,035	$80,542	$64,511	$164,247	$179,804	$165,277	$208,410	$193,917	$192,853	$208,444

Total debt							$849,892	$1,017,340	$1,289,262	$1,063,340
Less: Cash and cash equivalents							78,254	92,569	129,840	103,342
Net Debt (1)							$771,638	$924,771	$1,159,422	$959,998
Net Debt /Adjusted EBITDA (1)							3.70x	4.77x	6.01x	4.61x

Adjusted EBITDA (1)							$208,410	$193,917	$192,853	$208,444
Interest expense							133,108	132,174	134,415	137,077
Interest coverage							1.57x	1.47x	1.43x	1.52x

Net cash provided by (used in) operating activities	$62,356	$108,581	$38,586	$(518,572)	$(171,688)	$(216,834)	$(13,386)	$(214,970)	$(360,270)	$(169,824)
Capital expenditures	(6,050)	(5,335)	(5,126)	(15,780)	(15,119)	(14,351)	(23,028)	(21,043)	(23,689)	(21,811)
Collections from beneficial interests in securitized trade receivables (5)	43,673	41,227	48,002	152,484	142,824	127,298	188,312	175,911	197,972	191,437
Adjusted Free Cash Flow (1)	$99,979	$144,473	$81,462	$(381,868)	$(43,983)	$(103,887)	$151,898	$(60,102)	$(185,987)	$(198)

(1) Earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), Adjusted Free Cash Flow, and Net Debt are not measures of results of operations, cash flows from operations or indebtedness under generally accepted accounting principles in the United States ("U.S. GAAP") and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, and Net Debt to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported amounts. This presentation enables readers to better compare our results to similar companies that may not incur the impact of various items identified above. Management acknowledges that there are many items that impact a company's reported results or operating cash flows and these lists are not intended to present all items that may have impacted these items. EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, Net Debt, and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow as presented may not equal column or row totals due to rounding.

(2) Amounts incurred during the fiscal year ended March 31, 2025 included employee separation charges primarily related to the continued restructuring of certain leaf operations. Amounts incurred during the fiscal year ended March 31, 2024 included employee separation charges primarily related to changes in the corporate organizational structure and the continued restructuring of certain leaf operations and asset impairment charges primarily related to continued restructuring of certain non-leaf agriculture operations.

(3) During the fiscal year ended March 31, 2024, the Company terminated one of its defined benefit pension plans in the U.K. ("U.K. Pension Plan"). The Company recorded a noncash pension settlement charge which included the disposition of the U.K. Pension Plan assets and reclassification of unrecognized net pension losses within accumulated other comprehensive income (loss) into the Company's condensed consolidated statements of operations.

(4) Includes the following items: (i) the addition of amortization of basis difference related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014, (ii) the subtraction of the Adjusted EBITDA of the Company's former green leaf sourcing operation in Kenya, which is calculated on the same basis as Adjusted EBITDA presented in this table (in fiscal year 2016 the Company decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program), and (iii) the subtraction of the Adjusted EBITDA of the industrial hemp operations, which is calculated on the same basis as Adjusted EBITDA presented in this table.

(5) Represents cash receipts from the beneficial interest on sold receivables under the Company's accounts receivable securitization programs and are classified as investing activities within the condensed consolidated statements of cash flows.

(6) Items for the twelve months ended December 31, 2025 are derived by adding the items for the nine months ended December 31, 2025 as presented in the table and the fiscal year ended March 31, 2025 and subtracting the items for the nine months ended December 31, 2024. Items for the twelve months ended December 31, 2024 are derived by adding the items for the nine months ended December 31, 2024 as presented in the table and the fiscal year ended March 31, 2024 and subtracting the items for the nine months ended December 31, 2023.